WFV2 (1/98)
                   Supplement to Prospectus Dated May 1, 1997
                        Supplement dated January 2, 1998

                              A. Portfolio Expenses

As of the date of this Supplement, the following information related to the portfolios of the Life & Annuity Trust in the table entitled "Underlying Mutual Fund Portfolio Annual Expenses (as a percentage of average net assets)" replaces the information provided in your Prospectus.


                Underlying Mutual Fund Portfolio Annual Expenses
                    (as a percentage of average net assets)


Unless otherwise indicated, the expenses shown below are the current expenses effective as of December 31, 1997. "N/A" indicates that no entity has agreed to reimburse the particular expense indicated. The expenses of the portfolios either are currently being partially reimbursed or may be partially reimbursed in the future. Management Fees, Other Expenses and Total Annual Expenses are provided on both a reimbursed and not reimbursed basis, if applicable. See the prospectuses or statements of additional information of the underlying mutual funds for details.

                                                                                                 Total          Total
                                                                                                Annual         Annual
                                  Management    Management          Other         Other        Expenses       Expenses
                                      Fee           Fee           Expenses      Expenses       after any     without any
                                   after any    without any       after any    without any    applicable     applicable
Portfolio:                         voluntary     voluntary     any applicable  applicable      waiver or      waiver or
                                    waiver        waiver        reimbursement reimbursement  reimbursement  reimbursement
----------------------------------------------------------------------------------------------------------------------------------
Life & Annuity Trust
  Asset Allocation                    N/A         0.60%            0.25%          0.26%           0.85%        0.86%
  U.S. Government Allocation          N/A         0.60%            0.28%          0.37%           0.88%        0.97%
  Money Market                        N/A         0.45%            0.30%          0.60%           0.75%        1.05%
  Growth & Income                     N/A         0.60%              N/A          0.40%           1.00%        1.00%

The above Management Fees and Other Expenses have been restated to reflect the current Management Fee waivers and reimbursement of Other Expenses.

The following information replaces the information related to the Life & Annuity Trust portfolios in the table entitled "Expense Examples":

           Examples (amounts shown are rounded to the nearest dollar)

If you surrender your Annuity at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming 5% annual return on assets:

Sub-accounts                                                                               After:
                                                                  1 yr.           3 yrs.            5 yrs.          10 yrs.

WF Asset Allocation                                                 93              131               162             260
WF U.S. Government Allocation                                       93              132               163             263
WF Growth and Income                                                95              136               169             275
WF Money Market                                                     92              128               157             250

If you do not surrender your Annuity at the end of the applicable time period or begin taking annuity payments at such time, you would pay the following expenses on a $1,000 investment, assuming 5% annual return on assets:

Sub-accounts                                                                               After:
                                                                  1 yr.           3 yrs.            5 yrs.          10 yrs.

WF Asset Allocation                                                 23               71               122             260
WF U.S. Government Allocation                                       23               72               123             263
WF Growth and Income                                                25               76               129             275
WF Money Market                                                     22               68               117             250




                         B. APPENDIX C - PRIOR CONTRACT

The following information replaces the information related to the Life & Annuity Trust portfolios in the table entitled "Expense Examples" for SVA:

Expense Examples


The Expense Examples for SVA are as follows:

                                    Examples
                (amounts shown are rounded to the nearest dollar)

If you surrender your contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming 5% annual return on assets:

Sub-accounts                                                                               After:
                                                                   1 yr.           3 yrs.            5 yrs.           10 yrs.

WF Asset Allocation                                                  94              133               165              267
WF U.S. Government Allocation                                        94              134               167              270
WF Growth and Income                                                 95              137               172              280
WF Money Market                                                      93              130               160              257

If you do not surrender your contract you would pay the following expenses on a $1,000 investment, assuming 5% annual return on assets:

Sub-accounts                                                                               After:
                                                                   1 yr.           3 yrs.            5 yrs.           10 yrs.

WF Asset Allocation                                                  24               73               125              267
WF U.S. Government Allocation                                        24               74               127              270
WF Growth and Income                                                 25               77               132              280
WF Money Market                                                      23               70               120              257